UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

KBS LEGACY PARTNERS APARTMENT REIT, INC.

(Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐     Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
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(4)	Date Filed:

800 Newport Center Drive, Suite 700

Newport Beach, California 92660

Proxy Statement and Notice of Annual Meeting of Stockholders

To Be Held July 6, 2015

SOLICITATION OF PROXIES BY THE BOARD OF DIRECTORS

Dear Stockholder:

On Monday, July 6, 2015, we will hold our 2015 annual meeting of stockholders at the offices of KBS, 800 Newport Center Drive, Suite 700, Newport Beach, California 92660. The meeting will begin at 11:00 a.m. Pacific daylight time. Directions to the meeting can be obtained by calling 1 (949) 417-6500.

We are holding this meeting for the following purposes:

1.	To elect five directors to hold office for one-year terms expiring in 2016.

The Board of Directors recommends a vote FOR each nominee.

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2015.

The Board of Directors recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2015.

3.	To attend to such other business as may properly come before the meeting and any adjournment or postponement thereof.

The board of directors has selected April 8, 2015 as the record date for determining stockholders entitled to vote at the meeting.

The proxy statement, proxy card and our 2014 annual report to stockholders are being mailed to you on or about April 23, 2015.

Whether you plan to attend the annual meeting and vote in person or not, we urge you to have your vote recorded as early as possible. Stockholders have the following three options for submitting their votes by proxy: (1) via the Internet; (2) by telephone; or (3) by mail, using the enclosed proxy card.

YOUR VOTE IS VERY IMPORTANT! Your immediate response will help avoid potential delays and may save us significant additional expenses associated with soliciting stockholder votes.

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL

MEETING OF STOCKHOLDERS TO BE HELD ON JULY 6, 2015:

Our proxy statement, form of proxy card and 2014 annual report to stockholders are also available at http://www.proxyvote.com, and can be accessed by using the 12-digit control number and following the instructions located on the enclosed proxy card.

By Order of the Board of Directors

C. Preston Butcher Chairman

Newport Beach, California

April 23, 2015

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q:	Why did you send me this proxy statement?

A:	We sent you this proxy statement and the enclosed proxy card because the board of directors is soliciting your proxy to vote your shares at the 2015 annual meeting of stockholders. This proxy statement includes information that we are required to provide to you under the rules of the Securities and Exchange Commission (“SEC”) and is designed to assist you in voting.

Q:	What is a proxy?

A:	A proxy is a person who votes the shares of stock of another person who could not attend a meeting. The term “proxy” also refers to the proxy card or other method of appointing a proxy. When you submit your proxy, you are appointing W. Dean Henry, Guy K. Hays, David E. Snyder and Stacie K. Yamane, each of whom is one of our officers, as your proxies, and you are giving them permission to vote your shares of common stock at the annual meeting. The appointed proxies will vote your shares of common stock as you instruct, unless you submit your proxy without instructions. If you submit your proxy without instructions, they will vote (i) FOR all of the director nominees, and (ii) FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2015. With respect to any other proposals to be voted upon, they will vote in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in their discretion. It is important for you to return the proxy card to us (or submit your proxy via the Internet or by telephone) as soon as possible whether or not you plan on attending the annual meeting.

Q:	When is the annual meeting and where will it be held?

A:	The annual meeting will be held on Monday, July 6, 2015, at 11:00 a.m. Pacific daylight time at the offices of KBS, 800 Newport Center Drive, Suite 700, Newport Beach, California 92660.

Q:	Who is entitled to vote at the annual meeting?

A:	Anyone who is a stockholder of record at the close of business on April 8, 2015, the record date, or holds a valid proxy for the annual meeting, is entitled to vote at the annual meeting. In order to be admitted to the annual meeting, you must present proof of ownership of our stock on the record date. Such proof can consist of: a brokerage statement or letter from a broker indicating ownership on April 8, 2015; a proxy card; a voting instruction form; or a legal proxy provided by your broker or nominee. Any holder of a proxy from a stockholder must present the proxy card, properly executed, and a copy of the proof of ownership.

Note that our sub-advisor, KBS–Legacy Apartment Community REIT Venture, LLC, which owned 20,000 shares of our common stock as of the record date, has agreed to abstain from voting any shares it owns in any vote regarding: (i) the removal of our advisor, KBS Capital Advisors LLC, a director, our sub-advisor or any of their affiliates or (ii) any transaction between us and our advisor, a director, our sub-advisor or any of their affiliates.

Q:	Will my vote make a difference?

A:	Yes. Your vote could affect the proposals described in this proxy statement. Moreover, your vote is needed to ensure that the proposals described herein can be acted upon. Because we are a widely held company, YOUR VOTE IS VERY IMPORTANT! Your immediate response will help avoid potential delays and may save us significant additional expenses associated with soliciting stockholder votes.

Q:	How many shares of common stock are outstanding?

A:	As of April 8, 2015 there were 20,128,291 shares of our common stock outstanding and entitled to vote at the annual meeting. However, as stated above, KBS–Legacy Apartment Community REIT Venture, LLC has agreed to abstain from voting any shares it owns in any vote regarding: (i) the removal of our advisor, a director, our sub-advisor or any of their affiliates or (ii) any transaction between us and our advisor, a director, our sub-advisor or any of their affiliates.

Q:	What constitutes a quorum?

A:	A quorum consists of the presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the annual meeting. There must be a quorum present in order for the annual meeting to be a duly held meeting at which business can be conducted. If you submit your proxy, even if you abstain from voting, then you will still be considered part of the quorum.

Q:	How many votes do I have?

A:	You are entitled to one vote for each share of common stock you held as of the record date.

Q:	What may I vote on?

A:	You may vote on:

(1)	the election of the nominees to serve on the board of directors;
(2)	the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2015; and
(3)	such other business as may properly come before the annual meeting and any adjournment or postponement thereof.

Q:	How does the board of directors recommend I vote on the proposals?

A:	The board of directors recommends that you vote:

(1)	FOR each of the nominees for election as director who are named in this proxy statement; and
(2)	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2015.

Q:	How can I vote?

A:	Stockholders can vote in person at the annual meeting, as described above under “Who is entitled to vote at the annual meeting?”, or by proxy. Stockholders have the following three options for submitting their votes by proxy:

•	by mail, by completing, signing, dating and returning the enclosed proxy card;
•	via the Internet, by accessing the website and following the instructions indicated on the enclosed proxy card; or
•	by telephone, by calling the telephone number and following the instructions indicated on the enclosed proxy card.

For those stockholders with Internet access, we encourage you to vote by proxy via the Internet, since it is quick, convenient and provides a cost savings to us. When you vote by proxy via the Internet or by telephone prior to the annual meeting date, your vote is recorded immediately and there is no risk that postal delays will cause your vote to arrive late and, therefore, not be counted. For further instructions on voting, see the enclosed proxy card. Voting via the Internet is permitted under Section 2-507(c)(3) of the Maryland General Corporation Law.

If you elect to attend the annual meeting, you can submit your vote in person as described above under “Who is entitled to vote at the annual meeting?”, and any previous votes that you submitted, whether by Internet, telephone or mail, will be superseded.

Q:	What if I submit my proxy and then change my mind?

A:	You have the right to revoke your proxy at any time before the annual meeting by:

(1)	notifying David E. Snyder, our Secretary;
(2)	attending the annual meeting and voting in person as described above under “Who is entitled to vote at the annual meeting?”;
(3)	returning another proxy card dated after your first proxy card, if we receive it before the annual meeting date; or
(4)	recasting your proxy vote via the Internet or by telephone.

Only the most recent proxy vote will be counted and all others will be discarded regardless of the method of voting.

Q:	What are the voting requirements to elect the board of directors?

A:	With regard to the election of directors, you may vote “FOR ALL” of the nominees, you may withhold your vote for all of the nominees by voting “WITHHOLD ALL,” or you may vote for all of the nominees except for certain nominees by voting “FOR ALL EXCEPT” and listing the corresponding number of the nominee(s) for whom you want your vote withheld in the space provided on the proxy card. Under our charter, a majority of the shares of common stock present in person or by proxy at an annual meeting at which a quorum is present is required for the election of the directors. This means that, of the shares of common stock present in person or by proxy at an annual meeting, a director nominee needs to receive affirmative votes from a majority of such shares in order to be elected to the board of directors. Because of this majority vote requirement, “withhold” votes and broker non-votes (discussed below) will have the effect of a vote against each nominee for director. If an incumbent director nominee fails to receive the required number of votes for re-election, then under Maryland law, he or she will continue to serve as a “holdover” director until his or her successor is duly elected and qualified. If you submit a proxy card with no further instructions, your shares will be voted in accordance with the recommendation of the board of directors.

Q:	What are the voting requirements for the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2015?

A:	With regard to the proposal relating to the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2015, you may vote “FOR” or “AGAINST” the proposal, or you may “ABSTAIN” from voting on the proposal. Under our bylaws, a majority of the votes cast at an annual meeting at which a quorum is present is required for the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2015. Abstentions will not count as votes actually cast with respect to determining if a majority vote is obtained under our bylaws and will have no effect on the determination of this proposal. If you submit a proxy card with no further instructions, your shares will be voted in accordance with the recommendation of the board of directors.

Q:	What is a “broker non-vote”?

A:	A “broker non-vote” occurs when a broker holding stock on behalf of a beneficial owner submits a proxy but does not vote on a particular proposal because the broker does not have discretionary voting power with respect to that particular proposal and has not received instructions from the beneficial owner. There is one proposal for our stockholders’ consideration at the annual meeting on which brokers do not have discretionary voting power, which is the election of directors. Thus, beneficial owners of shares held in broker accounts are advised that, if they do not timely provide instructions to their broker, their shares will not be voted in connection with the election of directors at the annual meeting.

Q:	How will voting on any other business be conducted?

A:	Although we do not know of any business to be considered at the annual meeting other than the election of directors and the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2015, if any other business is properly presented at the annual meeting, your submitted proxy gives authority to W. Dean Henry, Guy K. Hays, David E. Snyder and Stacie K. Yamane, and each of them, to vote on such matters in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in their discretion.

Q:	When are the director nominations and stockholder proposals for the next annual meeting of stockholders due?

A:	Stockholders interested in nominating a person as a director or presenting any other business for consideration at the 2016 annual meeting of stockholders may do so by following the procedures prescribed in Section 2.12 of our bylaws and in the SEC’s Rule 14a-8. To be eligible for presentation to and action by our stockholders at the 2016 annual meeting, director nominations and other stockholder proposals must be received by David E. Snyder, our Secretary, no later than January 24, 2016. To also be eligible for inclusion in our proxy statement for the 2016 annual meeting, director nominations and other stockholder proposals must be received by Mr. Snyder by December 25, 2015.

Q:	How are proxies being solicited?

A:	In addition to mailing proxy solicitation material, our directors and employees of our advisor or its affiliates may also solicit proxies in person, via the Internet, by telephone or by any other electronic means of communication we deem appropriate. Additionally, we have retained Broadridge Financial Solutions, Inc. (“Broadridge”), a proxy solicitation firm, to assist us in the proxy solicitation process. If you need any assistance, or have any questions regarding the proposals or how to cast your vote, you may contact Broadridge at 1-855-723-7816.

We will pay all of the costs of soliciting these proxies, including the cost of Broadridge’s services. We anticipate that the cost for Broadridge’s solicitation services will not exceed $3,500. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our stockholders.

Q:	Where can I find more information?

A:	We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file with the SEC on the web site maintained by the SEC at http://www.sec.gov. Our SEC filings are also available to the public at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, DC 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference facilities.

CERTAIN INFORMATION ABOUT MANAGEMENT

The Board of Directors

We operate under the direction of the board of directors. The board of directors oversees our operations and makes all major decisions concerning our business. During 2014 the board of directors held ten meetings, participated in one joint meeting with the conflicts committee and acted by unanimous consent on one occasion. For biographical information regarding our directors, see “– Executive Officers and Directors” below.

There are two committees of the board of directors: the audit committee and the conflicts committee. Information regarding each of these committees is set forth below.

Board Leadership Structure

The board of directors is composed of two of our sponsors, C. Preston Butcher and Peter M. Bren, and three independent directors. The board composition and the corporate governance provisions in our charter ensure strong oversight by independent directors. The board of directors’ two committees, the audit committee and the conflicts committee, are composed entirely of independent directors. The board of directors is led by Mr. Butcher, who has served as Chairman of the Board since our inception in 2009. Mr. Butcher also served as our Chief Executive Officer from our inception in 2009 until August 12, 2012, when W. Dean Henry succeeded Mr. Butcher as our Chief Executive Officer. As Chairman of the Board, Mr. Butcher is responsible for leading board meetings and meetings of stockholders, generally setting the agendas for board meetings (subject to the requests of other directors) and providing information to the other directors in advance of meetings and between meetings. As Chief Executive Officer, Mr. Henry manages our business under the direction of the board of directors and implements our policies as determined by the board of directors. The board of directors has not established a formal policy, one way or the other, on whether the role of the Chairman of the Board and Chief Executive Officer should be separated. However, the board of directors currently believes that maintaining a structure that separates the roles of the Chairman of the Board and Chief Executive Officer is the appropriate leadership structure for our company. We do not currently have a policy requiring the appointment of a lead independent director as all of our independent directors are actively involved in board meetings.

The Role of the Board of Directors in our Risk Oversight Process

Our executive officers and our advisor are responsible for the day-to-day management of risks faced by the company, while the board of directors, as a whole and through its committees, has responsibility for the oversight of risk management. No less than quarterly, the entire board of directors reviews information regarding the company’s liquidity, credit, operations, regulatory compliance and compliance with covenants in our material agreements, as well as the risks associated with each. In addition, each year the board of directors reviews significant variances between our current portfolio business plan and our original underwriting analysis and each quarter the directors review significant variances between our current results and our projections from the prior quarter, review all significant changes to our projections for future periods and discuss risks related to our portfolio. The audit committee oversees risk management in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements. The conflicts committee manages risks associated with the independence of the independent directors and potential conflicts of interest involving our advisor, our sub-advisor and our directors and their affiliates. Although each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire board of directors is regularly informed through committee reports about such risks as well as through regular reports directly from the executive officers responsible for oversight of particular risks within the company.

Director Independence

Although our shares are not listed for trading on any national securities exchange, a majority of the directors, and all of the members of the audit committee and the conflicts committee, are “independent” as defined by the New York Stock Exchange. The New York Stock Exchange standards provide that to qualify as an independent director, in addition to satisfying certain bright-line criteria, the board of directors must affirmatively determine that a director has no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us). The board of directors has determined that Gary T. Kachadurian, Michael L. Meyer and Ronald E. Zuzack each satisfies the bright-line criteria and that none has a relationship with us that would interfere with such person’s ability to exercise independent judgment as a director. None of these directors has ever served as (or is related to) an employee of ours or of any of our predecessors or acquired companies or received or earned any compensation from us or any such other entities except for compensation directly related to service as a director of us. Therefore, we believe that all of these directors are independent directors.

The Audit Committee

General

The audit committee’s function is to assist the board of directors in fulfilling its responsibilities by overseeing (i) our accounting and financial reporting processes, (ii) the integrity of our financial statements, (iii) our compliance with legal and regulatory requirements, (iv) our independent auditors’ qualifications, performance and independence, and (v) the performance of our internal audit function. The audit committee fulfills these responsibilities primarily by carrying out the activities enumerated in the audit committee charter. The audit committee updated and revised the audit committee charter in August 2010. The audit committee charter is available on our web site at www.kbslegacyreit.com.

The members of the audit committee are Michael L. Meyer (Chairman), Gary T. Kachadurian and Ronald E. Zuzack. All of the members of the audit committee are “independent” as defined by the New York Stock Exchange. All members of the audit committee have significant financial and/or accounting experience, and the board of directors has determined that Mr. Meyer satisfies the SEC’s requirements for an “audit committee financial expert.” Mr. Meyer serves on the audit committees of three other public companies, in addition to his service on our audit committee. The board of directors has affirmatively determined that such simultaneous service by Mr. Meyer on the audit committees of the three other public companies will not impair his ability to effectively serve on our audit committee. During 2014, the audit committee held five meetings.

Independent Registered Public Accounting Firm

During the year ended December 31, 2014, Ernst & Young LLP served as our independent registered public accounting firm and provided certain tax and other services. Ernst & Young has served as our independent registered public accounting firm since our formation. We expect that Ernst & Young representatives will be present at the annual meeting and they will have the opportunity to make a statement if they desire to do so. In addition, we expect that the Ernst & Young representatives will be available to respond to appropriate questions posed by stockholders. The audit committee has engaged Ernst & Young as our independent auditors to audit our financial statements for the year ending December 31, 2015. The audit committee may, however, select new auditors at any time in the future in its discretion if it deems such decision to be in our best interests. Any such decision would be disclosed to our stockholders in accordance with applicable securities laws.

Pre-Approval Policies

In order to ensure that the provision of such services does not impair the auditors’ independence, the audit committee charter imposes a duty on the audit committee to pre-approve all auditing services performed for us by our independent auditors, as well as all permitted non-audit services. In determining whether or not to pre-approve services, the audit committee considers whether the service is a permissible service under the rules and regulations promulgated by the SEC. The audit committee may, in its discretion, delegate to one or more of its members the authority to pre-approve any audit or non-audit services to be performed by our independent auditors, provided any such approval is presented to and approved by the full audit committee at its next scheduled meeting.

For the years ended December 31, 2014 and 2013, all services rendered by Ernst & Young were pre-approved in accordance with the policies and procedures described above.

Principal Independent Registered Public Accounting Firm Fees

The audit committee reviewed the audit and non-audit services performed by Ernst & Young, as well as the fees charged by Ernst & Young for such services. In its review of the non-audit service fees, the audit committee considered whether the provision of such services is compatible with maintaining the independence of Ernst & Young. The aggregate fees billed to us for professional accounting services, including the audit of our annual financial statements by Ernst & Young for the years ended December 31, 2014 and 2013, are set forth in the table below.

	2014	2013
Audit fees	$443,000	$427,500
Audit-related fees	15,600	79,000
Tax fees	60,800	80,000
All other fees	300	400

Total	$519,700	$586,900

For purposes of the preceding table, Ernst & Young’s professional fees are classified as follows:

•

Audit fees – These are fees for professional services performed for the audit of our annual financial statements and the required review of quarterly financial statements and other procedures performed by Ernst & Young in order for them to be able to form an opinion on our consolidated financial statements. These fees also cover services that are normally provided by independent auditors in connection with statutory and regulatory filings or engagements.

•

Audit-related fees – These are fees for assurance and related services that traditionally are performed by independent auditors that are reasonably related to the performance of the audit or review of our financial statements, such as due diligence related to acquisitions and dispositions, attestation services that are not required by statute or regulation, internal control reviews and consultation concerning financial accounting and reporting standards.

•

Tax fees – These are fees for all professional services performed by professional staff in our independent auditor’s tax division, except those services related to the audit of our financial statements. These include fees for tax compliance, tax planning and tax advice, including federal, state and local issues. Services may also include assistance with tax audits and appeals before the IRS and similar state and local agencies, as well as federal, state and local tax issues related to due diligence.

•	All other fees – These are fees for any services not included in the above-described categories.

Report of the Audit Committee

The function of the audit committee is oversight of the financial reporting process on behalf of the board of directors. Management has responsibility for the financial reporting process, including the system of internal control over financial reporting, and for the preparation, presentation and integrity of our financial statements. In addition, the independent auditors devote more time and have access to more information than does the audit committee. Membership on the audit committee does not call for the professional training and technical skills generally associated with career professionals in the field of accounting and auditing. Accordingly, in fulfilling their responsibilities, it is recognized that members of the audit committee are not, and do not represent themselves to be, performing the functions of auditors or accountants.

In this context, the audit committee reviewed and discussed the 2014 audited financial statements with management, including a discussion of the quality and acceptability of our financial reporting, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The audit committee discussed with Ernst & Young, which is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, the matters required to be discussed by Auditing Standard No. 16, “Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight Board. The audit committee received from Ernst & Young the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young’s communications with the audit committee concerning independence, and discussed with Ernst & Young their independence from us. In addition, the audit committee considered whether Ernst & Young’s provision of non-audit services is compatible with Ernst & Young’s independence.

Based on these reviews and discussions, the audit committee recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the SEC.

April 7, 2015	The Audit Committee of the Board of Directors:
Michael L. Meyer (Chairman), Gary T. Kachadurian and Ronald E. Zuzack

The Conflicts Committee

General

The members of the conflicts committee are Ronald E. Zuzack (Chairman), Gary T. Kachadurian and Michael L. Meyer, all of whom are independent directors. Our charter empowers the conflicts committee to act on any matter permitted under Maryland law if the matter at issue is such that the exercise of independent judgment by directors who are affiliates of our advisor or sub-advisor could reasonably be compromised. Among the duties of the conflicts committee are the following:

•	reviewing and reporting on our policies (see “ – Report of the Conflicts Committee – Review of Our Policies” below);
•	approving transactions with affiliates and reporting on their fairness to us (see “ – Report of the Conflicts Committee – Certain Transactions with Related Persons” below);
•	supervising and evaluating the performance and compensation of our advisor;
•	reviewing our expenses and determining that they are reasonable and within the limits prescribed by our charter;
•	approving borrowings in excess of the total liabilities limit set forth in our charter; and
•	discharging the board of directors’ responsibilities relating to compensation.

The primary responsibilities of the conflicts committee are enumerated in our charter. The conflicts committee does not have a separate committee charter. During 2014, the conflicts committee held eight meetings and participated in one joint meeting with the entire board of directors.

Oversight of Executive Compensation

As noted above, the conflicts committee discharges the board of directors’ responsibilities relating to the compensation of our executives. However, we currently do not have any paid employees and our executive officers do not receive any compensation directly from us. Our executive officers are officers and/or employees of, or hold an indirect ownership interest in, our advisor and/or sub-advisor and/or their affiliates and our executive officers are compensated by these entities, in part, for their services to us or our subsidiaries. See “– Report of the Conflicts Committee – Certain Transactions with Related Persons” for a discussion of the fees paid to our advisor and its affiliates.

Report of the Conflicts Committee

Review of Our Policies

The conflicts committee has reviewed our policies and determined that they are in the best interest of our stockholders. Set forth below is a discussion of the basis for that determination.

Offering Policy. We commenced a follow-on public offering of our common stock on March 13, 2013. We had expected to continue our follow-on primary public offering until March 8, 2015. However, on January 29, 2014, in consideration of our size, the pace at which shares were sold in the primary offering, the costs associated with conducting a continuous primary offering, and the conditions in the real estate and capital markets, the board of directors approved an early termination of the follow-on primary offering on March 31, 2014. Accordingly, we terminated the primary follow-on offering on March 31, 2014. We continue to offer shares of common stock under our dividend reinvestment plan and may do so until we have sold all $760,000,000 of shares available for sale. We expect to use substantially all of the net proceeds from the sale of shares under our dividend reinvestment plan for general corporate purposes, including, but not limited to: (i) the repurchase of shares under our share redemption program; (ii) capital expenditures and leasing costs related to our real estate investments; (iii) reserves required by any financings of our real estate investments; and (iv) the repayment of debt. For the year ended December 31, 2014, the costs of raising capital in our primary public offerings and our dividend reinvestment plan represented approximately 10.3% of the capital raised.

Acquisition and Investment Policies. We have made all of our equity investments in core apartment properties that have relatively low investment risk characteristics, with the goal of attaining a portfolio of income-producing properties that provide attractive and stable returns to our investors. Core apartment properties are high quality, well positioned, existing properties producing rental income, generally with at least 85% occupancy. Such properties are generally newer properties that are well-located in major urban or suburban submarkets. Core apartment communities generally have fewer near-term capital expenditure requirements (with minor deferred maintenance or cosmetic improvements, if any, required) and have the demonstrated ability to produce high occupancies and stable cash flows. As a result, core apartment communities tend to have a relatively low investment risk profile.

We do not anticipate making significant additional real estate acquisitions due to the termination of the primary follow-on offering on March 31, 2014. To the extent that we make additional investments, we may make our investments through the acquisition of individual assets or by acquiring portfolios of assets. We may also make equity investments in REITs and other real estate companies with investment objectives similar to ours. We do not expect our non-controlling equity investments in other public companies to exceed 5% of the proceeds of our primary public offerings and our dividend reinvestment plan or to represent a substantial portion of our assets at any one time.

Borrowing Policies. We have financed all of our real estate investments with a combination of the proceeds we received from our primary public offerings and debt. We used debt financing to increase the amount available for investment and to increase overall investment yields to us and our stockholders. Our management remains vigilant in monitoring the risks inherent in our portfolio and is taking actions to ensure that we are positioned to take advantage of the current conditions in the capital markets. Although we do not anticipate making significant additional real estate acquisitions due to the termination of the primary Follow-on Offering on March 31, 2014, we may use debt financing to finance acquisitions of new properties or assets to the extent we make such acquisitions in the future. We also may use debt financing to pay for capital improvements or repairs to properties; to refinance existing indebtedness; to pay distributions; or to provide working capital. We limit our total liabilities to 75% of the cost (before deducting depreciation or other noncash reserves) of our tangible assets; however, we may exceed that limit if the majority of the conflicts committee approves each borrowing in excess of such limitation and we disclose such borrowings to our stockholders in our next quarterly report with an explanation from the conflicts committee of the justification for the excess borrowing. As of January 31, 2015, our borrowings and other liabilities were approximately 67% of the cost (before deducting depreciation or other noncash reserves) of our tangible assets.

Disposition Policies. We generally intend to hold our core properties for five to ten years, which we believe is a reasonable period to enable us to capitalize on the potential for increased income and capital appreciation of properties. Our Legacy sponsor develops a well-defined exit strategy for each investment we make and periodically performs a hold-sell analysis on each asset. These periodic analyses focus on the remaining available value enhancement opportunities for the asset, the demand for the asset in the marketplace, market conditions and our overall portfolio objectives to determine if the sale of the asset, whether via an individual sale or as part of a portfolio sale or merger, would generate a favorable return to our stockholders. Economic and market conditions may influence us to hold our investments for different periods of time. We may sell an asset before the end of the expected holding period if we believe that market conditions and asset positioning have maximized its value to us or the sale of the asset would otherwise be in the best interests of our stockholders.

Policy Regarding Working Capital Reserves. We establish an annual budget for capital requirements and working capital reserves that we update on a periodic basis during the year. We may set aside proceeds from our primary public offerings for working capital purposes. We may also use proceeds from our dividend reinvestment plan, debt proceeds and cash flow from operations to meet our needs for working capital for the upcoming year and to build a moderate level of cash reserves.

Policies Regarding Operating Expenses. Under our charter, we are required to limit our total operating expenses to the greater of 2% of our average invested assets or 25% of our net income for the four most recently completed fiscal quarters, as these terms are defined in our charter, unless the conflicts committee has determined that such excess expenses were justified based on unusual and non-recurring factors. Operating expense reimbursements for the four fiscal quarters ended December 31, 2014 did not exceed the charter imposed limitation.

Our Policy Regarding Transactions with Related Persons

Our charter requires the conflicts committee to review and approve all transactions between us and our advisor, any of our officers or directors or any of their affiliates. Prior to entering into a transaction with a related party, a majority of the conflicts committee must conclude that the transaction is fair and reasonable to us and on terms and conditions not less favorable to us than those available from unaffiliated third parties. In addition, our Code of Conduct and Ethics lists examples of types of transactions with related parties that would create prohibited conflicts of interest and requires our officers and directors to be conscientious of actual and potential conflicts of interest with respect to our interests and to seek to avoid such conflicts or handle such conflicts in an ethical manner at all times consistent with applicable law. Our executive officers and directors are required to report potential and actual conflicts to the Compliance Officer, currently our Chief Financial Officer, via the Ethics Hotline, to an internal audit representative or directly to the audit committee chair, as appropriate.

Certain Transactions with Related Persons

The conflicts committee has reviewed the material transactions between our affiliates and us since the beginning of 2014 as well as any such currently proposed transactions. Set forth below is a description of such transactions and the conflicts committee’s report on their fairness.

As described further below, we have entered into agreements with certain affiliates pursuant to which they provide services to us. Peter M. Bren, Keith D. Hall, Peter McMillan III and Charles J. Schreiber, Jr. control and indirectly own our advisor, KBS Capital Advisors LLC, and the dealer manager of our public offering, KBS Capital Markets Group LLC. We refer to these individuals as our “KBS sponsors”. Messrs. Bren and McMillan are also two of our executive officers. All four of our KBS sponsors actively participate in the management and operations of our advisor. Our advisor has three managers: an entity owned and controlled by Mr. Bren; an entity owned and controlled by Messrs. Hall and McMillan; and an entity owned and controlled by Mr. Schreiber. C. Preston Butcher, W. Dean Henry, and Guy K. Hays indirectly through their trusts own and control Legacy Partners Residential Realty LLC (“LPRR”), a limited liability company formed in the State of Delaware on July 10, 2009 to be the co-manager of our sub-advisor, KBS-Legacy Apartment Community REIT Venture, LLC, which is a joint venture among KBS Capital Advisors and LPRR. Together with LPRR, we refer to Messrs. Butcher, Henry and Hays as our “Legacy sponsors.”

Our Relationship with KBS Capital Advisors. Pursuant to the advisory agreement, KBS Capital Advisors is responsible for managing our day-to-day operations, retaining the property managers for our property investments (subject to the authority of the board of directors and officers) and performing other duties, including, but not limited to, the following:

•	finding, presenting and recommending to us real estate investment opportunities consistent with our investment policies and objectives;
•	structuring the terms and conditions of our investments, sales and joint ventures;
•	acquiring properties on our behalf in compliance with our investment objectives and policies;
•	arranging for financing and refinancing of our properties;
•	entering into leases and service contracts for our properties;
•	supervising and evaluating each property manager’s performance;
•	reviewing and analyzing the properties’ operating and capital budgets;
•	assisting us in obtaining insurance;
•	generating an annual budget for us;

•	reviewing and analyzing financial information for each of our assets and our overall portfolio;
•

formulating and overseeing the implementation of strategies for the administration, promotion, management, operation, maintenance, improvement, financing and refinancing, marketing, leasing and disposition of our properties and other investments;

•	performing investor-relations services;
•	maintaining our accounting and other records and assisting us in filing all reports required to be filed with the SEC, the Internal Revenue Service and other regulatory agencies;
•	engaging in and supervising the performance of our agents, including our registrar and transfer agent; and
•	performing any other services reasonably requested by us.

Our advisor is subject to the supervision of the board of directors and only has such authority as we may delegate to it as our agent. The advisory agreement has a one-year term expiring January 25, 2016 subject to an unlimited number of successive one-year renewals upon the mutual consent of the parties. From January 1, 2013 through December 31, 2013, and from January 1, 2014 through the most recent date practicable, which was January 31, 2015, we compensated our advisor as set forth below.

Our advisor or its affiliates have paid, and may pay in the future, some of our organization and offering costs (other than selling commissions and dealer manager fees) incurred in connection with our public offerings, including our legal, accounting, printing, mailing and filing fees. We reimbursed and will reimburse our advisor for organization and offering costs up to an amount that, when combined with selling commissions, dealer manager fees and all other amounts we spent on organization and offering expenses, does not exceed 15% of the gross proceeds of each of our primary offerings and the offering under our dividend reinvestment plan as of the date of reimbursement. At the termination of each of our primary offering and at the termination of the offering under our dividend reinvestment plan, our advisor has agreed to reimburse us to the extent that selling commissions, dealer manager fees and other organization and offering expenses incurred by us exceed 15% of the gross offering proceeds of the respective offering. From January 1, 2013 through December 31, 2013, our advisor incurred approximately $0.6 million of organization and offering expenses on our behalf, and from January 1, 2014 through January 31, 2015, our advisor incurred approximately $0.1 million of organization and offering expenses on our behalf, all of which we had reimbursed as of January 31, 2015.

We incur acquisition advisory fees payable to our advisor equal to 1.0% of the cost of investments acquired by us, including any acquisition expenses and any debt attributable to such investments. Acquisition advisory fees relate to services provided in connection with the selection and acquisition or origination of real estate and real estate-related investments. In addition to acquisition advisory fees, we reimburse our advisor for customary acquisition expenses, whether or not we ultimately acquire the asset. Acquisition advisory fees from January 1, 2013 through December 31, 2013 totaled approximately $1.2 million, and acquisition advisory fees from January 1, 2014 through January 31, 2015 totaled approximately $0.7 million, all of which had been paid as of January 31, 2015.

For asset management services, we pay our advisor a monthly fee. The asset management fee is a monthly fee equal to the lesser of one-twelfth of (i) 1.0% of the amount paid or allocated to fund the acquisition, development, construction or improvement of the property (whether at or subsequent to acquisition), including acquisition expenses and budgeted capital improvement costs (regardless of the level of debt used to finance the investment), and (ii) 2.0% of the amount paid or allocated to fund the acquisition, development, construction or improvement of the property (whether at or subsequent to acquisition), including acquisition expenses and budgeted capital improvement costs, less any debt used to finance the investment. Asset management fees from January 1, 2013 through December 31, 2013 totaled approximately $2.7 million, $0.2 million of which had been paid and $2.5 million of which had been deferred pursuant to the deferral procedures described below, as of January 31, 2015. Asset management fees from January 1, 2014 through January 31, 2015 totaled approximately $2.8 million, $0.3 million of which had been paid and $2.5 million of which had been deferred, pursuant to the deferral procedures described below, as of January 31, 2015.

The advisory agreement defers our obligation to pay asset management fees, without interest, accruing from February 1, 2013 through July 31, 2013. We will only be obligated to pay our advisor such deferred amounts if and to the extent that our funds from operations, as such term is defined by the National Association of Real Estate Investment Trusts and interpreted by us, as adjusted for the effects of straight-line rents and acquisition costs and expenses (“AFFO”) for the immediately preceding month exceeds the amount of distributions declared for record dates of such prior month (an “AFFO Surplus”). The amount of any AFFO Surplus in a given month shall be applied first to pay to our advisor asset management fees currently due with respect to such month (including any that would otherwise have been deferred for that month in accordance with the advisory agreement) and then to pay asset management fees previously deferred by our advisor in accordance with the advisory agreement that remain unpaid. As of January 31, 2015, we had accrued and deferred payment of $1.5 million of asset management fees for February 2013 through July 2013 under the advisory agreement, as we believe the payment of this amount to our advisor is probable. These fees will be reimbursed in accordance with the terms noted above.

In addition, the advisory agreement defers without interest under certain circumstances, our obligation to pay asset management fees accruing from August 1, 2013. Specifically, the amendment defers our obligation to pay an asset management fee for any month in which our modified funds from operations (“MFFO”) for such month, as such term is defined in the practice guideline issued by the Investment Program Association in November 2010 and interpreted by us, excluding asset management fees, does not exceed the amount of distributions declared by us for record dates of that month. We remain obligated to pay our advisor an asset management fee in any month in which the MFFO, excluding asset management fees, for such month exceeds the amount of distributions declared for the record dates of that month (such excess amount, an “MFFO Surplus”); however, any amount of such asset management fee in excess of the MFFO Surplus is also deferred under the advisory agreement. If the MFFO Surplus for any month exceeds the amount of the asset management fee payable for such month, any remaining MFFO Surplus will not be applied to pay asset management fee amounts previously deferred by our advisor in accordance with the advisory agreement. As of December 31, 2014, we had accrued and deferred payment of $3.3 million of asset management fees for August 2013 through December 31, 2014 under the advisory agreement, as we believe the payment of this amount to our advisor is probable. As of January 31, 2015, we had accrued and deferred payment of $2.5 million of asset management fees for January 1, 2014 through January 31, 2015 under the advisory agreement, as we believe the payment of this amount to our advisor is probable. These fees will be reimbursed in accordance with the terms noted above.

However, notwithstanding any of the foregoing, any and all deferred asset management fees shall be immediately due and payable at such time as our stockholders have received, together as a collective group, aggregate distributions (including distributions that may constitute a return of capital for federal income tax purposes) sufficient to provide (i) a return of their net invested capital, or the amount calculated by multiplying the total number of shares purchased by stockholders by the issue price, reduced by any amounts to repurchase shares pursuant to our share redemption plan, and (ii) an 8.0% per year cumulative, non-compounded return on such net invested capital (the “Stockholders’ 8% Return”). The Stockholders’ 8% Return is not based on the return provided to any individual stockholder. Accordingly, it is not necessary for each of our stockholders to have received any minimum return in order for our advisor to receive deferred asset management fees.

Under the advisory agreement our advisor and its affiliates have the right to seek reimbursement from us for all costs and expenses they incur in connection with their provision of services to us, including our allocable share of our advisor’s overhead, such as rent, employee costs, utilities and information technology costs. Our advisor may seek reimbursement for employee costs under the advisory agreement. At this time, our advisor only expects to seek reimbursement for our allocable portion of the salaries, benefits and overhead of internal audit department personnel providing services to us. In the future, if our advisor seeks reimbursement for additional employee costs, such costs may include our proportionate share of the salaries of persons involved in the preparation of documents to meet SEC reporting requirements. We do not reimburse our advisor or its affiliates for employee costs in connection with services for which our advisor earns acquisition or disposition fees (other than reimbursement of travel and communication expenses). Furthermore, we currently do not reimburse our advisor or its affiliates for the salaries and benefits our advisor or its affiliates may pay to our executive officers. From January 1, 2013 through December 31, 2013, we reimbursed our advisor for approximately $0.5 million of operating expenses, including $0.1 million of employee costs. The remaining $0.4 million of operating expenses relates to operating and general and administrative expenses incurred by our advisor on our behalf. From January 1, 2014 through January 31, 2015, we reimbursed our advisor for approximately $0.4 million of operating expenses, including $0.1 million of employee costs. The remaining $0.3 million of operating expenses relates to operating and general and administrative expenses incurred by our advisor on our behalf.

In connection with our public offerings, our sponsors agreed to provide additional indemnification to one of the participating broker dealers. We agreed to add supplemental coverage to our directors’ and officers’ insurance coverage to insure our sponsors’ obligations under this indemnification agreement in exchange for reimbursement to us by our sponsors for all costs, expenses and premiums related to this supplemental coverage. From January 1, 2013 through December 31, 2013, our advisor incurred $87,000 for the costs of the supplemental coverage obtained by us and from January 1, 2014 through January 31, 2015, our advisor incurred $87,000 for the costs of the supplemental coverage obtained by us, all of which had been paid to the insurer or reimbursed to us as of January 31, 2015.

The conflicts committee considers our relationship with our advisor and our KBS sponsors during 2013 and 2014 to be fair. The conflicts committee believes that the amounts payable to our advisor under the advisory agreement are similar to those paid by other publicly offered, unlisted, externally advised REITs and that this compensation is necessary in order for our advisor to provide the desired level of services to us and our stockholders.

Our Relationship with certain affiliates of our Legacy sponsors. In connection with each of our acquisitions of Poplar Creek, The Residence at Waterstone, Legacy Crescent Park, Legacy at Martin’s Point, Wesley Village, Millennium Apartment Homes, Legacy Grand at Concord and Lofts at the Highlands, we, through an indirect wholly owned subsidiary, have entered into a separate Property Management — Account Services Agreement (collectively, the “Services Agreement”) with Legacy Partners Residential L.P. (“LPRLP”), an affiliate of our Legacy sponsors, pursuant to which LPR provides certain account maintenance and bookkeeping services related to these properties. Under each Services Agreement, the Company pays LPRLP a monthly fee in an amount equal to 1% of each property’s gross monthly collections. Unless otherwise provided for in an approved operating budget for a property, LPRLP is responsible for all expenses that it incurs in rendering services pursuant to each Services Agreement. Each Services Agreement has an initial term of one year and will continue thereafter on a month-to-month basis unless either party gives 30 days’ prior written notice of its desire to terminate the Services Agreement. Notwithstanding the foregoing, we may terminate each Services Agreement at any time without cause upon 30 days’ prior written notice to LPRLP. We may also terminate each Services Agreement with cause immediately upon notice to LPRLP and the expiration of any applicable cure period. LPRLP may terminate each Services Agreement at any time without cause upon 90 days’ prior written notice to us. Aggregate fees under the Services Agreements from January 1, 2013 through December 31, 2013 totaled approximately $0.2 million and aggregate fees under the Services Agreements from January 1, 2014 through January 31, 2015 totaled approximately $0.3 million, all of which had been paid as of January 31, 2015.

We have engaged an affiliate of LPRR to provide construction services with respect to a five of our real estate investment and we pay construction management fees in amounts that are usual and customary for comparable services rendered to similar projects in the geographic market of the projects. From January 1, 2013 through December 31, 2013, we paid construction management fees of approximately $0.1 million. No construction management fees were incurred from January 1, 2014 through January 31, 2015.

The conflicts committee considers our relationship with these affiliates of our Legacy sponsors during 2013 and 2014 to be fair. The conflicts committee believes that the amounts payable to these affiliates of our Legacy sponsors are similar to those paid by other publicly offered, unlisted, externally advised REITs and that this compensation is necessary in order for these affiliates of our Legacy sponsors to provide the desired level of services to us and our stockholders.

Our Relationship with KBS Capital Markets Group. Pursuant to the dealer manager agreements with KBS Capital Markets Group for our initial public offering and our follow-on public offering, our dealer manager was entitled to receive selling commissions and dealer manager fees of up to 9.5% of the gross proceeds of our primary public offerings (no selling commissions or dealer manager fees are payable with respect to sales under our dividend reinvestment plan). All or a portion of the selling commissions were not charged with regard to shares sold to certain categories of purchasers. A reduced dealer manager fee was payable with respect to certain volume discount sales. Our dealer manager reallowed 100% of selling commissions to broker-dealers participating in our public offerings. From its dealer manager fee, our dealer manager could reallow to any participating broker-dealer up to 1.0% of the gross offering proceeds attributable to that participating broker-dealer as a marketing fee (in special cases, our dealer manager had the option to increase the amount of this reallowance).

From January 1, 2013 through December 31, 2013, we incurred selling commissions of $3.1 million, all of which had been paid as of December 31, 2013 and all of which was reallowed by our dealer manager to participating broker-dealers, and we incurred dealer manager fees of $1.8 million, all of which had been paid as of December 31, 2013 and of which $0.8 million was reallowed by our dealer manager to participating broker-dealers. From January 1, 2014 through January 31, 2015, we incurred selling commissions of $0.4 million, all of which had been paid as of January 31, 2015 and all of which was reallowed by our dealer manager to participating broker-dealers, and we incurred dealer manager fees of $0.2 million, all of which had been paid as of January 31, 2015 and of which $0.1 million was reallowed by our dealer manager to participating broker-dealers.

In addition to selling commissions and dealer manager fees, we were also obligated to reimburse our dealer manager and its affiliates for certain items of underwriting compensation that they incurred on our behalf. These expenses include, among others: the cost of bona fide training and education meetings held by us (primarily the travel, meal and lodging costs of registered representatives of broker-dealers); attendance and sponsorship fees and travel, meal and lodging costs for registered persons associated with our dealer manager and officers and employees of our affiliates to attend retail seminars conducted by broker-dealers; and, in special cases, reimbursement to participating broker-dealers for technology costs associated with our public offering, costs and expenses related to such technology costs, and costs and expenses associated with the facilitation of the marketing of our shares by such broker-dealers and the ownership of our shares by such broker-dealers’ customers. We reimbursed our dealer manager for such underwriting compensation as discussed in the prospectuses for our public offerings, provided that within 30 days after the end of the month in which each of our primary public offerings terminated, our dealer manager was required to reimburse us to the extent that our reimbursements caused total underwriting compensation for each of our primary public offerings to exceed 10% of the gross offering proceeds from the respective offering. We also directly pay or reimburse our dealer manager for bona fide invoiced due diligence expenses of broker-dealers. From January 1, 2013 through December 31, 2013, our dealer manager sought reimbursement for $0.5 million in expenses, which related to our follow-on offering, all of which had been paid as of December 31, 2013. From January 1, 2014 through January 31, 2015, our dealer manager sought reimbursement for $0.1 million in expenses, which related to both our initial public offering and our follow-on offering, all of which had been paid as of January 31, 2015. In addition, because of the aggregate underwriting compensation incurred in the follow-on offering, on August 20, 2014, our dealer manager made a payment to us of $55,000.

We entered into a fee reimbursement agreement (the “AIP Reimbursement Agreement”) with our dealer manager pursuant to which we agreed to reimburse our dealer manager for certain fees and expenses it incurs for administering our participation in the DTCC Alternative Investment Product Platform with respect to certain accounts of our stockholders serviced through the platform. From January 1, 2013 through December 31, 2013, we incurred and paid $14,000 of costs and expenses related to the AIP Reimbursement Agreement. From January 1, 2014 through January 31, 2015, we incurred and paid $13,000 of costs and expenses related to the AIP Reimbursement Agreement.

We terminated our primary follow-on offering on March 31, 2014. We continue to offer shares under our dividend reinvestment plan.

The conflicts committee believes that these arrangements with our dealer manager are fair. We believe that the compensation we pay and have paid to our dealer manager to raise capital on our behalf offered us the best opportunity to achieve our goal of acquiring a large, diversified portfolio of real estate investments.

Our Relationship with other KBS-Sponsored REITs. On January 6, 2014, we, together with KBS Real Estate Investment Trust, Inc. (“KBS REIT I”, KBS Real Estate Investment Trust II, Inc. (“KBS REIT II”), KBS Real Estate Investment Trust III, Inc. (“KBS REIT III”), KBS Strategic Opportunity REIT, Inc. (“KBS Strategic Opportunity REIT”), KBS Strategic Opportunity REIT II, Inc. (“KBS Strategic Opportunity REIT II”), our dealer manager, our advisor and other KBS-affiliated entities, entered into an errors and omissions and directors and officers liability insurance program where the lower tiers of such insurance coverage are shared. The cost of these lower tiers is allocated by our advisor and its insurance broker among each of the various entities covered by the program, and is billed directly to each entity. The allocation of these shared coverage costs is proportionate to the pricing by the insurance marketplace for the first tiers of directors and officers liability coverage purchased individually by each REIT. Our dealer manager’s and our advisor’s respective portion of the shared lower tiers’ cost is proportionate to the respective entities’ prior cost for the errors and omissions insurance.

During the years ended December 31, 2014 and 2013, no other transactions occurred between us and KBS REIT I, KBS REIT II, KBS REIT III, KBS Strategic Opportunity REIT and KBS Strategic Opportunity REIT II. The conflicts committee considers our relationship with other KBS-affiliated entities during 2013 and 2014 to be fair.

Currently Proposed Transactions. Beginning in April 2015 and continuing over the course of the next few months, we entered into, or expect to enter into, property management agreements (each a “Property Management Agreement”) with Legacy Partners Residential, Inc. (“LPRI”), an affiliate of our sub-advisor, pursuant to which LPRI will provide, among other services, general property management services, including bookkeeping and accounting services, construction management services and budgeting and business plans with respect to each of our currently-owned real estate investments. Immediately prior to our entry into each Property Management Agreement, we will terminate (i) the existing property management agreement between us and the third-party property management company currently managing such real estate investment and (ii) any agreement with LPRLP under which LPRLP is currently providing accounting services. We anticipate that the Management Fee Percentage (described below) and any other fees, commissions and reimbursements payable to LPRI by us under each Property Management Agreement being executed will not materially change from what we previously paid for the management of such real estate investment.

Under each Property Management Agreement, we anticipate that we will pay LPRI: (i) a monthly fee no greater than 3.0% of the applicable real estate investment’s Gross Monthly Collections (as defined in each Property Management Agreement) (the “Management Fee Percentage”), and (ii) certain other fees, commissions and reimbursements as specified in each Property Management Agreement. Unless otherwise provided for in an approved operating budget prepared by LPRI, LPRI will be responsible for all expenses that it incurs in rendering services pursuant to each Property Management Agreement. We anticipate that each Property Management Agreement will have an initial term of one year from its effective date and will continue thereafter on a month-to-month basis unless otherwise terminated by us pursuant to our rights under each Property Management Agreement or by LPRI pursuant to its rights under each Property Management Agreement. The conflicts committee has concluded that such Property Management Agreements, on the terms and conditions referenced above, are fair and reasonable to us and on terms and conditions not less favorable to us than those available from unaffiliated third parties.

There are no currently proposed material transactions with related persons other than those covered by the terms of the agreements described above.

The conflicts committee has determined that the policies set forth in this Report of the Conflicts Committee are in the best interests of our stockholders because they provide us with the highest likelihood of achieving our investment objectives.

April 7, 2015	The Conflicts Committee of the Board of Directors:
Ronald E. Zuzack (Chairman), Gary T. Kachadurian and Michael L. Meyer

Nomination of Directors

General

We do not have a standing nominating committee. Unless otherwise provided by Maryland law, the board of directors is responsible for selecting its own nominees and recommending them for election by our stockholders, provided that the conflicts committee is responsible for identifying and nominating replacements for vacancies among our independent director positions. Unless filled by a vote of the stockholders as permitted by the Maryland General Corporation Law, a vacancy that results from the removal of a director will be filled by a vote of a majority of the remaining directors. Any vacancy on the board of directors for any other cause will be filled by a vote of a majority of the remaining directors, even if such majority vote is less than a quorum. The board of directors believes that the primary reason for creating a standing nominating committee is to ensure that candidates for independent director positions can be identified and their qualifications assessed under a process free from conflicts of interest with us. Because nominations for vacancies in independent director positions are handled exclusively by a committee composed only of independent directors, the board of directors has determined that the creation of a standing nominating committee is not necessary. We do not have a charter that governs the director nomination process.

Board Membership Criteria

With respect to filling vacancies for independent director positions, the conflicts committee reviews the appropriate experience, skills and characteristics required of directors in the context of the then-current membership of the board. The full board annually conducts a similar review with respect to all director nominations. This assessment includes, in the context of the perceived needs of the board at that time, issues of knowledge, experience, judgment and skills, such as an understanding of the real estate and real estate finance industries or accounting or financial management expertise. The board seeks to nominate directors with diverse backgrounds, experiences and skill sets that complement each other so as to maximize the collective knowledge, experience, judgment and skills of the entire board. The board assesses its effectiveness in achieving this goal annually, in part, by reviewing the diversity of the skill sets of the directors and determining whether there are any deficiencies in the board’s collective skill set that should be addressed in the nominating process. The board made such an assessment in connection with director nominations for the 2015 annual stockholders’ meeting and determined that the composition of the current board of directors satisfies its diversity objectives.

Other considerations in director nominations include the candidate’s independence from conflict with us and the ability of the candidate to attend board meetings regularly and to devote an appropriate amount of time in preparation for those meetings. It also is expected that independent directors nominated by the conflicts committee will be individuals who possess a reputation and hold positions or affiliations befitting a director of a large publicly held company and who are actively engaged in their occupations or professions or are otherwise regularly involved in the business, professional or academic community. Moreover, as required by our charter, at least one of our independent directors must have at least three years of relevant real estate experience, and each director who is not an independent director must have at least three years of relevant experience demonstrating the knowledge and experience required to successfully acquire and manage the type of assets we acquire and manage.

Selection of Directors

Unless otherwise provided by Maryland law, the board of directors is responsible for selecting its own nominees and recommending them for election by our stockholders, provided that the conflicts committee must nominate replacements for any vacancies among the independent director positions. All director nominees stand for election by our stockholders annually.

In nominating candidates for the board of directors, the board of directors (or the conflicts committee, as appropriate) solicits candidate recommendations from its own members and the management of KBS Capital Advisors. The board and the conflicts committee may also engage the services of a search firm to assist in identifying potential director nominees.

The board of directors and the conflicts committee will consider recommendations made by stockholders for director nominees who meet the established director criteria set forth above. In order to be considered for nomination, recommendations made by stockholders must be submitted within the timeframe required to request a proposal to be included in the proxy materials. See “Stockholder Proposals” below. In evaluating the persons recommended as potential directors, the board of directors (or the conflicts committee, as appropriate) will consider each candidate without regard to the source of the recommendation and take into account those factors that they determine are relevant. Stockholders may directly nominate potential directors (without the recommendation of the board of directors or conflicts committee) by satisfying the procedural requirements for such nomination as provided in Article II, Section 2.12 of our bylaws. Any stockholder may request a copy of our bylaws free of charge by calling 1-866-584-1381 and selecting “Option 2”.

Stockholder Communications with the Board of Directors

We have established a procedure for stockholders to communicate comments and concerns to the board of directors. Stockholders may contact the board of directors at the following address:

Board of Directors of KBS Legacy Partners Apartment REIT

800 Newport Center Drive, Suite 700

Newport Beach, California 92660

Stockholders should report any complaints or concerns regarding (1) suspected violations or concerns as to compliance with laws, regulations, our Code of Conduct and Ethics or other suspected wrongdoings affecting us or our properties or assets, or (2) any complaints or concerns regarding our accounting, internal accounting controls, auditing matters, or any concerns regarding any questionable accounting or auditing matters affecting us. Stockholders should report any such suspected violations or other complaints or concerns by any of the following means:

•	Via the Internet at http://kbslegacyreit.ethicspoint.com;
•	By calling the toll free Ethics Hotline at 1-888-329-6414; or
•	By mailing a description of the suspected violation or concern to:

  Audit Committee Chair

  c/o KBS Legacy Partners Apartment REIT

  800 Newport Center Drive, Suite 700

  Newport Beach, CA 92660

Reports made via the Ethics Hotline will be sent to an internal audit representative and the audit committee chair, provided that no person named in the report will receive the report directly.

Stockholders can also communicate directly with the Chairman of the Board at the annual meeting. Although we do not have a policy regarding the attendance of directors at annual meetings of stockholders, we expect that the Chairman of the Board will be present at all such meetings. Two of the five directors were present at the 2014 annual meeting of stockholders.

Executive Officers and Directors

We have provided below certain information about our executive officers and directors. All of our directors have terms expiring on the date of the 2015 annual meeting and are being nominated for re-election to serve until the 2016 annual meeting and until his or her successor is elected and qualified.

Name and Address(1)	Position(s)	Age(2)	Year First Became a Director
C. Preston Butcher	Chairman of the Board and Director	76	2009
Peter M. Bren	President and Director	81	2009
W. Dean Henry	Chief Executive Officer	69	N/A
Guy K. Hays	Executive Vice President	54	N/A
Peter McMillan III	Executive Vice President	57	N/A
David E. Snyder	Chief Financial Officer, Treasurer and Secretary	44	N/A
Stacie K. Yamane	Chief Accounting Officer	50	N/A
Gary T. Kachadurian	Independent Director	64	2010
Michael L. Meyer	Independent Director	76	2010
Ronald E. Zuzack	Independent Director	72	2010

    (1) The address of each named officer and director is 800 Newport Center Drive, Suite 700, Newport Beach, California 92660.

    (2) As of April 1, 2015.

C. Preston Butcher is our Chairman of the Board and one of our directors, positions which he has held since August 2009. From August 2009 until August 2012, Mr. Butcher also served as our Chief Executive Officer. Mr. Butcher is also the Chairman of the Board of LPRI. He joined Lincoln Property Company in 1968 and was President of the Western Region until 1998 at which time he became Chairman of the Board and Chief Executive Officer of LPRI. Since August 2012, Mr. Butcher has served only as Chairman of LPRI. In 1999, Mr. Butcher purchased the interests of the other Lincoln Property Company stockholders in the Western Region operations and continued these operations under the new “Legacy Partners” name. Commencing as of January 1, 2013, Mr. Butcher indirectly through a trust owns and controls 60% of LPRI and 60% of LPRR. As Chairman of LPRI, Mr. Butcher oversees the management and operations of the Legacy Residential entities, including setting company strategy and monitoring performance. Mr. Butcher is a member of the investment committee formed by KBS Capital Advisors to evaluate and recommend new investment opportunities for us.

Mr. Butcher is also the Chairman of the Board of Legacy Partners Commercial, LLC, a position he has held since 2003, as well as a director of various other of the Legacy Commercial entities involved in the ownership of Legacy Partners Realty Fund I, LLC, Legacy Partners Realty Fund II, LLC and Legacy Partners Realty Fund III, LLC. As a member of the Investment Committee for all of the Legacy Residential and Legacy Commercial affiliated entities, he reviews and approves the acquisition, financing, and disposition of multifamily and commercial real estate investments, respectively. Mr. Butcher routinely reviews significant asset management related issues and the status and progress of properties under development. He also shares responsibility for investor relationships.

Mr. Butcher has been involved exclusively in real estate acquisitions, development, financing, management, and dispositions for over 40 years. Over the course of his career he has overseen the acquisition/development, financing, and management of over 600 real estate assets on behalf of private funds and sub-advisory accounts, encompassing over 72,000 residential units at an aggregate cost of $6.0 billion. He also has overseen the acquisition/development, financing, and management of 68 million square feet of office and industrial space exceeding an aggregate cost of $9.0 billion. In terms of sales of real estate assets, Mr. Butcher has overseen the sale of over 500 assets exceeding an aggregate of $7.5 billion in cost.

Since 2002, Mr. Butcher, through Legacy Residential and Legacy Commercial affiliated entities, has been integral to the sponsorship of four real estate funds and raising nearly $1.5 billion of equity from institutional investors for the funds. Mr. Butcher has also been a key figure in Legacy Residential’s real estate investment, management, and disposition activities as a sub-advisor to institutional clients. Mr. Butcher has been involved in entities, as a sub-advisor, that have raised over $2 billion since 1995 from large institutional clients such as the AFL-CIO Building Investment Trust, AIG Global Real Estate Investment Corp., BlackRock Realty Advisors, Inc., Capmark Investments, LP, a subsidiary of Capmark Financial Group Inc. (formerly known as GMAC Commercial Holding Corp.), Donaldson Lufkin & Jenrette, Inc. (now Credit Suisse (USA), Inc.), Equity Residential, and Goldman Sachs.

Mr. Butcher is a co-founder and past Chairman of the Board and presently serves on the Executive Committee of the National Multi-Housing Council. He was a co-founder of the California Housing Council. Mr. Butcher is also a member of the Policy Advisory Board of the Center for Real Estate at the University of California at Berkeley. In 1991, Mr. Butcher was invited to serve on the Board of Trustees of the Urban Land Institute. He is a director and a member of the audit and nominating and corporate governance committees of the Charles Schwab Corporation and was a director of NorthStar Realty Finance Corporation. Mr. Butcher was a founding board member of BRIDGE, a non-profit housing corporation created to provide low to moderate income housing. Mr. Butcher received a Bachelor of Science in Electrical Engineering from the University of Texas at Austin.

The board of directors has concluded that Mr. Butcher is qualified to serve as one of our directors and as Chairman of the Board for reasons including his 40-plus year track record of leadership and success in the real estate industry. Mr. Butcher’s familiarity with acquisition, development, financing and management of multi-family residential properties through numerous business cycles provides him with unique experience to guide the strategic direction of our business. Mr. Butcher’s superior leadership skills have been demonstrated through years overseeing the management and operations of Legacy Residential businesses and are expected to be a critical asset in leading the board of directors.

Peter M. Bren is our President and one of our directors, positions he has held since August 2009 and July 2009, respectively. He is also Chairman of the Board and President of our advisor, President of KBS REIT I, President of KBS REIT II, President of KBS REIT III and President of KBS Growth & Income REIT, Inc. (“KBS Growth & Income REIT”), positions he has held for these entities since October 2004, June 2005, August 2007, January 2010 and January 2015, respectively. In addition, Mr. Bren is a sponsor of our company and is a sponsor of KBS REIT I, KBS REIT II, KBS REIT III, KBS Strategic Opportunity REIT, KBS Strategic Opportunity REIT II and KBS Growth & Income REIT, which were formed in 2009, 2005, 2007, 2009, 2008, 2013 and 2014, respectively. Other than de minimis amounts owned by family members or family trusts, Mr. Bren indirectly owns and controls a 33 1/3% interest in KBS Holdings LLC, which is the sole owner of our advisor and our dealer manager. All four of our KBS sponsors, Messrs. Bren, Hall, McMillan and Schreiber, actively participate in the management and operations of our advisor.

Mr. Bren is Chairman of the Board and President of KBS Realty Advisors LLC and is a principal of Koll Bren Schreiber Realty Advisors, Inc., each an active and nationally recognized real estate investment advisor. These entities were first registered as investment advisers with the SEC in 2002 and 1999, respectively. KBS Realty Advisors and Koll Bren Schreiber Realty Advisors each currently intends to withdraw its registration with the SEC and become registered as an investment adviser with the State of California. The first investment advisor affiliated with Messrs. Bren and Schreiber was formed in 1992. As of December 31, 2014, KBS Realty Advisors, together with KBS affiliates, including KBS Capital Advisors, had been involved in the investment in or management of approximately $20.3 billion of real estate investments on behalf of institutional investors, including public and private pension plans, endowments and foundations, institutional and sovereign wealth funds, and the investors in us, KBS REIT I, KBS REIT II, KBS REIT III, KBS Strategic Opportunity REIT and KBS Strategic Opportunity REIT II.

Mr. Bren oversees all aspects of KBS Capital Advisors’ and KBS Realty Advisors’ operations, including the acquisition, management and disposition of individual investments and portfolios of investments for KBS-sponsored programs and KBS-advised investors. He also directs all facets of KBS Capital Advisors’ and KBS Realty Advisors’ business activities and is responsible for investor relationships. Mr. Bren is a member of the investment committee formed by KBS Capital Advisors to evaluate and recommend new investment opportunities for us.

Mr. Bren has been involved in real estate development, management, acquisition, disposition and financing for more than 40 years and with the acquisition, origination, management, disposition and financing of real estate-related debt investments for more than 20 years. Prior to taking his current positions as Chairman of the Board and President of KBS Capital Advisors and KBS Realty Advisors, he served as the President of The Bren Company, was a Senior Partner of Lincoln Property Company and was President of Lincoln Property Company, Europe. Mr. Bren is also a founding member of the Richard S. Ziman Center for Real Estate at the UCLA Anderson School of Management. He is also a member of the Real Estate Roundtable in Washington, D.C.

The board of directors has concluded that Mr. Bren is qualified to serve as one of our directors for reasons including his extensive industry and leadership experience. With over 40 years of real estate experience, including over 20 years as a senior partner of Lincoln Property Company focused on financing, developing, leasing and managing apartment properties, Mr. Bren has the depth and breadth of experience to implement our business strategy. As our President and a principal of our external advisor, Mr. Bren is well-positioned to provide the board of directors with insights and perspectives on the execution of our business strategy, our operations and other internal matters. Further, as a principal of KBS-affiliated investment advisors and as President of KBS REIT I, KBS REIT II and KBS REIT III, Mr. Bren brings to the board demonstrated management and leadership ability.

W. Dean Henry is our Chief Executive Officer, a position he has held since August 2012. He served as one of our Executive Vice Presidents from August 2009 through August 2012. He is also the Chief Executive Officer of LPRI, a position he has held since August 2012. Mr. Henry joined Lincoln Property Company in 1973 and was promoted to Senior Vice President in charge of all residential operations of the Western Region in 1995, and then became the President and Chief Operating Officer of LPRI in 1998. Mr. Henry served as President only of LPRI from 2001 through August 2012, when he was appointed Chief Executive Officer. Commencing as of January 1, 2013, Mr. Henry indirectly through a trust owns and controls 30% of LPRI and 30% of LPRR. Mr. Henry is a member of the investment committee formed by KBS Capital Advisors to evaluate and recommend new investment opportunities for us.

As Chief Executive Officer of LPRI, Mr. Henry oversees the management and operations of the Legacy Residential entities, including setting out company strategy and monitoring performance. As a member of Legacy Residential’s Investment Acquisition and Management Committee, he reviews and approves the acquisition, financing, and disposition of multifamily real estate investments. Mr. Henry routinely reviews significant asset and property management issues and the status and progress of properties under development. He is also responsible for investor relationships.

Mr. Henry has been involved exclusively in multifamily real estate acquisitions, development, financing, management, and dispositions for over 40 years. Over the course of his career, he has overseen the acquisition/development, financing, and management of over 36,000 residential units at an aggregate cost of $4.3 billion.

Since 2002, Mr. Henry has been a key figure in Legacy Residential’s sponsorship of the $269 million Legacy Partners Affordable Housing Fund, advising and investing for the State of California Public Employees’ Retirement System. He has also been a key figure in Legacy Residential’s affiliated entities’ real estate investment, management, and disposition activities as a sub-advisor to institutional clients and high net worth individuals. Mr. Henry has been involved in entities, as a sub-advisor, that raised and invested nearly $1 billion since 1995 from large institutional clients such as the AFL-CIO Building Investment Trust, AIG Global Real Estate Investment Corp., BlackRock Realty Advisors, Inc., Capmark Investments, LP, a subsidiary of Capmark Financial Group Inc. (formerly known as GMAC Commercial Holding Corp.), Donaldson Lufkin & Jenrette, Inc. (now Credit Suisse (USA), Inc.), Equity Residential, and Goldman Sachs.

Mr. Henry serves on the Executive Committee of the National Multi-Housing Council. He is a member of the Policy Advisory Board of the Center for Real Estate at the University of California at Berkeley, and is an active member of the Urban Land Institute. Mr. Henry is past Chairman of the San Francisco YMCA and a former Board Member of Mercy Housing, a not for-profit affordable housing organization which has participated in the development, preservation and/or financing of more than 36,900 affordable homes in the United States. Mr. Henry currently serves as Chairman of the Multifamily Leadership Board of the National Association of Home Builders. Mr. Henry received a Bachelor’s degree in Political Science from University of Puget Sound.

Guy K. Hays is one of our Executive Vice Presidents, a position he has held since August 2009. Mr. Hays is also President of LPRI, a position he has held since August 2012. Mr. Hays joined Lincoln Property Company in 1986, was promoted to Vice President of Finance for all residential operations of the Western Region in 1995, and became Senior Vice President - Finance of LPRI in 1998, then Senior Vice President and Chief Financial Officer - Residential in 2001, Senior Managing Director and Chief Financial Officer in January 2008, and Executive Managing Director and Chief Financial Officer in January 2009. Commencing as of January 1, 2013, Mr. Hays indirectly through a trust owns and controls 10% of LPRI and 10% of LPRR. Mr. Hays is a member of the investment committee formed by KBS Capital Advisors to evaluate and recommend new investment opportunities for us.

As President of LPRI, Mr. Hays oversees the management, operations and financial affairs of the Legacy Residential entities, including setting out company strategy and monitoring financial performance. As a member of Legacy Residential’s Investment Acquisition and Management Committee, he reviews and approves the acquisition, financing, and disposition of multifamily real estate investments. Mr. Hays routinely reviews significant asset and property management related issues, as well as the financing of properties and the firm’s banking, accounting and reporting functions. He is also responsible for investor, lender, and banking relationships.

Over the course of his career, he has overseen the acquisition/development and financing of over 24,000 residential units at an aggregate cost of approximately $3.48 billion. Since 2002, Mr. Hays has been a key figure in Legacy Residential’s sponsorship of the $269 million Legacy Partners Affordable Housing Fund, advising and investing on behalf of the State of California Public Employees’ Retirement System. He has also been a key figure in Legacy Residential’s affiliated entities’ real estate investment, management, and disposition activities as a sub-advisor to institutional clients. Mr. Hays has been involved in entities, as a sub-advisor, that raised and invested nearly $1 billion from large institutional clients such as the AFL-CIO Building Investment Trust, AIG Global Real Estate Investment Corp., BlackRock Realty Advisors, Inc., Capmark Investments, LP, a subsidiary of Capmark Financial Group Inc. (formerly known as GMAC Commercial Holding Corp.), Donaldson Lufkin & Jenrette, Inc. (now Credit Suisse (USA), Inc.), Equity Residential, and Goldman Sachs.

Prior to joining Lincoln Property Company in 1986, Mr. Hays was with Kenneth Leventhal and Company, a CPA firm specializing in real estate, in Dallas, Texas where he earned his Certified Public Accountant designation. Mr. Hays is an active member of the National Multi-Housing Council and serves on the Multifamily Council of the Urban Land Institute. Mr. Hays received a Bachelor of Science in Accounting from Oral Roberts University.

Peter McMillan III is one of our Executive Vice Presidents, a position he has held since August 2009. He is also an Executive Vice President, the Treasurer and Secretary and a director of KBS REIT I, KBS REIT II, KBS REIT III and KBS Growth & Income REIT, positions he has held for these entities since June 2005, August 2007, January 2010 and January 2015, respectively. He is President, Chairman of the Board and a director of KBS Strategic Opportunity REIT and KBS Strategic Opportunity REIT II, positions he has held for these entities since December 2008 and February 2013, respectively. In addition, Mr. McMillan is a sponsor of our company and is a sponsor of KBS REIT I, KBS REIT II, KBS REIT III, KBS Strategic Opportunity REIT, KBS Strategic Opportunity REIT II and KBS Growth & Income REIT, which were formed in 2009, 2005, 2007, 2009, 2008, 2013 and 2014, respectively. Mr. McMillan owns and controls a 50% interest in GKP Holding LLC. GKP Holding owns a 33 1/3% interest in KBS Holdings LLC, which is the sole owner of our advisor and our dealer manager. All four of our KBS sponsors, Messrs. Bren, Hall, McMillan and Schreiber, actively participate in the management and operations of our advisor.

Mr. McMillan is a Partner and co-owner of Temescal Canyon Partners LP, an investment advisor formed in 2013 to manage a multi-strategy hedge fund on behalf of investors. Mr. McMillan is also a co-founder and the Managing Partner of Willowbrook Capital Group, LLC which, from August 2003 until December 2012, was an asset management company. Prior to forming Willowbrook in 2000, Mr. McMillan served as an Executive Vice President and Chief Investment Officer of SunAmerica Investments, Inc., which was later acquired by AIG. As Chief Investment Officer, he was responsible for over $75.0 billion in assets, including residential and commercial mortgage-backed securities, public and private investment grade and non-investment grade corporate bonds and commercial mortgage loans and real estate investments. Before joining SunAmerica in 1989, he served as Assistant Vice President for Aetna Life Insurance and Annuity Company with responsibility for the company’s $6.0 billion fixed income portfolios. Mr. McMillan received his Master of Business Administration in Finance from the Wharton Graduate School of Business at the University of Pennsylvania and his Bachelor of Arts Degree with honors in Economics from Clark University. Mr. McMillan is a member of the Board of Trustees of Metropolitan West Funds and TCW Mutual Funds and is a former director of Steinway Musical Instruments, Inc.

David E. Snyder is our Chief Financial Officer, Treasurer and Secretary, positions he has held since August 2009. He is the Chief Financial Officer of our advisor, KBS REIT I, KBS REIT II, KBS REIT III and KBS Growth & Income REIT, positions he has held for these entities since November 2008, December 2008, December 2008, January 2010 and January 2015, respectively. He is also the Chief Financial Officer, Treasurer and Secretary of KBS Strategic Opportunity REIT and KBS Strategic Opportunity REIT II, positions he has held for these entities since December 2008 and February 2013, respectively. Mr. Snyder is a member of the investment committee formed by KBS Capital Advisors to evaluate and recommend new investment opportunities for us.

From January 1998 to May 2008, Mr. Snyder worked for Nationwide Health Properties, Inc., a real estate investment trust specializing in healthcare related property. He served as the Vice President and Controller from July 2005 to February 2008 and Controller from January 1998 to July 2005. At Nationwide Health Properties, Mr. Snyder was responsible for internal and external financial reporting, Sarbanes-Oxley compliance, budgeting, debt compliance, negotiation and documentation of debt and equity financing and the negotiation of acquisition and leasing documentation. In addition, Mr. Snyder was part of the senior management team that approved investments, determined appropriate financing and developed strategic goals and plans. As part of his investment and financing responsibilities, Mr. Snyder participated in the origination, modification and refinancing of: mortgage loans made to customers, mortgages obtained on real estate and unsecured credit facilities.

Mr. Snyder was an adjunct accounting professor at Biola University from 1998 to 2005, teaching courses in auditing and accounting. He was the director of financial reporting at Regency Health Services, Inc., a skilled nursing provider, from November 1996 to December 1997. From October 1993 to October 1996, Mr. Snyder worked for Arthur Andersen LLP. Mr. Snyder received a Bachelor of Science Degree in Business Administration with an emphasis in Accounting from Biola University in La Mirada, California. Mr. Snyder is a Certified Public Accountant (California).

Stacie K. Yamane is our Chief Accounting Officer, a position she has held since August 2009. Ms. Yamane is also the Chief Accounting Officer, Portfolio Accounting of our advisor and Chief Accounting Officer of KBS REIT I, KBS REIT II, KBS REIT III, KBS Strategic Opportunity REIT, KBS Strategic Opportunity REIT II and KBS Growth & Income REIT, positions she has held for these entities since October 2008, October 2008, October 2008, January 2010, August 2009, February 2013 and January 2015, respectively. From July 2007 to December 2008, Ms. Yamane served as the Chief Financial Officer of KBS REIT II and from July 2007 to October 2008 she served as Controller of KBS REIT II; from October 2004 to October 2008, Ms. Yamane served as Fund Controller of our advisor; from June 2005 to December 2008, she served as Chief Financial Officer of KBS REIT I and from June 2005 to October 2008 she served as Controller of KBS REIT I.

Ms. Yamane also serves as Senior Vice President/Controller, Portfolio Accounting for KBS Realty Advisors LLC, a position she has held since 2004. She served as a Vice President/Portfolio Accounting with KBS-affiliated investment advisors from 1995 to 2004. At KBS Realty Advisors, Ms. Yamane is responsible for client accounting/reporting for two real estate portfolios. These portfolios consist of industrial, office and retail properties as well as land parcels. Ms. Yamane works closely with portfolio managers, asset managers, property managers and clients to ensure the completion of timely and accurate accounting, budgeting and financial reporting. In addition, she assists in the supervision and management of KBS Realty Advisors’ accounting department.

Prior to joining an affiliate of KBS Realty Advisors in 1995, Ms. Yamane was an audit manager at Kenneth Leventhal & Company, a CPA firm specializing in real estate. During her eight years at Kenneth Leventhal & Company, Ms. Yamane performed or supervised a variety of auditing, accounting and consulting engagements including the audit of financial statements presented in accordance with GAAP, as well as financial statements presented on a cash and tax basis, the valuation of asset portfolios and the review and analysis of internal control systems. Her experiences with various KBS-affiliated entities and Kenneth Leventhal & Company give her over 25 years of real estate experience.

Ms. Yamane received a Bachelor of Arts Degree in Business Administration with a dual concentration in Accounting and Management Information Systems from California State University, Fullerton. She is a Certified Public Accountant (inactive California).

Gary T. Kachadurian is one of our independent directors, a position he has held since January 2010. Mr. Kachadurian has 34 years of real estate experience specializing in land and asset acquisition, construction, development, financing, and management. Since August 2007, Mr. Kachadurian has served as Chairman of Apartment Realty Advisors, the nation’s largest privately owned multihousing investment advisory company. Also, as President of The Kachadurian Group LLC (f/k/a Kach Enterprises, LLC) from October 2006 to the present, he has been retained as consultant on apartment acquisition and development transactions.

He was formerly Senior Managing Director for Global Business Development for Deutsche Bank Real Estate. His responsibilities included raising equity in Japan, Germany, and other countries for new real estate products. Until May 2005 he was also a senior member of the Policy Committee of RREEF, a leading pension fund advisor, in addition to being a member of RREEF’s Investment Committee for 14 years. He was in charge of RREEF’s National Acquisitions Group and Value-Added and Development lines of business from 1999 to 2002, and also had oversight in the acquisition and management of RREEF’s 24,000 unit apartment investment portfolio. Prior to joining RREEF, he was the Midwest Regional Operating Partner for Lincoln Property Company, developing and managing apartment communities in Illinois, Indiana, Wisconsin, Kansas and Pennsylvania.

Mr. Kachadurian is a founding Board Member of the Chicago Apartment Association and is former Chairman of the National Multi Housing Council. He has been a featured speaker and panelist at many apartment industry events. He is past Chairman of the Village Foundation of Children’s Memorial Hospital, is a director of Pangea Real Estate and serves as a director and chairman of the audit committee of Leaders Bank in Oak Brook, Illinois. Mr. Kachadurian received his B.S. in Accounting from the University of Illinois.

The board of directors has concluded that Mr. Kachadurian is qualified to serve as one of our independent directors for reasons including the depth and breadth of his experience in the rental apartment industry, including longstanding experience as a developer, owner and manager of apartment properties. His extensive understanding of these varied aspects of our industry provide the board with an invaluable resource for assessing and managing risks and planning corporate strategy. In addition, in the course of serving on the boards of several companies and other large organizations involved in the apartment industry, Mr. Kachadurian has developed strong leadership and consensus building skills that are a valuable asset to the board of directors.

Michael L. Meyer is one of our independent directors and is the chair of the audit committee, positions he has held since January 2010. He is also an independent director and chair of the audit committee of KBS Strategic Opportunity REIT and KBS Strategic Opportunity REIT II, positions he has held since October 2009 and April 2014, respectively. Mr. Meyer is a private real estate investor and since 1999 has been the Chief Executive Officer of the Michael L. Meyer Company. The Michael L. Meyer Company is a principal and/or manager of real estate entities and provides those entities with property acquisition, financing and management services and advice. Since June 2006, Mr. Meyer also has been a principal of TwinRock Partners, LLC (formerly known as AMG Realty Investors, LLC), a commercial and residential real estate investment company. From 2000 to 2003, Mr. Meyer was a principal in Advantage 4 LLC, a provider of telecommunications systems for real estate projects. From 1999 to 2003, Mr. Meyer was also a principal of Pacific Capital Investors, which acquired non-performing loans secured by real estate in Japan. From 1974 to 1998, Mr. Meyer was Managing Partner-Orange County and Audit Partner of the E&Y Kenneth Leventhal Real Estate Group of Ernst & Young LLP and its predecessor. Mr. Meyer is a director and member of the audit committee of Opus Bank positions he has held since September 2010. Additionally, Mr. Meyer served as a director and member of the audit committee of City National Bank and City National Corporation from 1999 to 2010, as a director and member of the audit committee of William Lyon Homes, Inc. from 2000 to 2005 and as a director and chair of the audit committee of Paladin Realty Income Properties, Inc. from 2004 to 2014.

Mr. Meyer was inducted into the California Building Industry Foundation Hall of Fame in June of 1999 for outstanding achievements in the real estate industry and community. Mr. Meyer was also the recipient of the University of California Irvine Graduate School of Management Real Estate Program Lifetime Achievement Award. Mr. Meyer received a Bachelor’s of Business Administration from the University of Iowa. He is a Certified Public Accountant (inactive California).

The board of directors has concluded that Mr. Meyer is qualified to serve as one of our independent directors and the chairman of the audit committee for reasons including his expertise with respect to residential and commercial real estate investments and accounting and financial reporting matters. With over 12 years of experience investing in residential and commercial real estate and providing residential and commercial real estate acquisition, financing and management services and advice, Mr. Meyer is well-positioned to advise the board with respect to potential investment opportunities and investment management. In addition, with 36 years of experience as an independent Certified Public Accountant or auditor for real estate companies, Mr. Meyer provides the board of directors with substantial expertise regarding real estate accounting and financial reporting matters. Further, Mr. Meyer’s experience as a director and chairman of the audit committee of KBS Strategic Opportunity REIT and KBS Strategic Opportunity REIT II and as a director and member of the audit committee of Opus Bank, and his prior experience as a director and member of the audit committee of City National Bank and City National Corporation, as a director and member of the audit committee of William Lyon Homes, Inc. and as a director and chair of the audit committee of Paladin Realty Income Properties, Inc. provide him with an understanding of the requirements of serving on a public company board.

Ronald E. Zuzack is one of our independent directors and is the chair of the conflicts committee, positions he has held since January 2010. From August 2010 until September 2011, Mr. Zuzack was a Senior Advisor and Investment Committee Member of WestRock, an apartment investment company. From January 2008 until February 2010, Mr. Zuzack served as Global Chief Operating Officer for BlackRock Realty Advisors, Inc.’s Real Estate Equity Business. Mr. Zuzack also has served as Chairman of Blackrock Realty Advisor’s Operating Committee and a member of the Executive, Investment and Leadership Committees for the firm’s Real Estate Group. BlackRock Realty Advisors is a leading real estate equity investment manager and manages a variety of separate accounts, closed-end funds and open-end funds with a focus on core, value-added and opportunistic investment strategies. BlackRock Realty Advisors is a division of BlackRock, Inc., a premier provider of global investment management, risk management and advisory services. In his capacity as Global COO, Mr. Zuzack was responsible for the day-to-day operations of a platform in the Americas, the UK, Continental Europe, Australia and Asia with total assets under management of approximately $26 billion.

Mr. Zuzack joined BlackRock Realty’s predecessor, SSR Realty Advisors, Inc., in 1981 as a Portfolio Manager, serving as Executive Vice President and Director of Portfolio Services from 1988 to 1997, Chief Investment Officer from 1996 to 1997, Head of Acquisitions, Dispositions and Financing from 1997 to December 2005, and Head of BlackRock Realty Americas from January 2006 to January 2008. Prior to joining SSR Realty Advisors, he held positions as Vice President and Real Estate Manager with Union Bank and as Vice President, Development and Property Manager for Inter-Cal Real Estate Corporation.

Mr. Zuzack earned a BS in Finance and Economics in 1969 and an MBA in 1970 from the University of Missouri. He also was recognized as a Willis Bryant Scholar in Mortgage Banking at Northwestern University in 1972. He has also served as Chairman of the Multi-Family Gold Council of the Urban Land Institute, as a member of the Executive Committee of the National Multi-Housing Council, as Chairman of the Rent Control Committee of the National Multi-Housing Council, and as a board member of the Mid-Peninsula Housing Authority.

The board of directors has concluded that Mr. Zuzack is qualified to serve as one of our independent directors and the chairman of the conflicts committee for reasons including his extensive experience as an investment fiduciary representing the interests of stockholder clients. Mr. Zuzack’s 28 years as an active investor in apartment properties provide him with specific knowledge of our market segment and related financing activities and position him very well to provide the board of directors with valuable industry-specific insight and experience. Furthermore, Mr. Zuzack’s experience also prepares him well for service on the audit committee. As Global COO of BlackRock Realty Advisors, Mr. Zuzack had overall responsibility for the financial performance of that company, including supervision of the principal financial officer, regular reviews of financial statements, and frequent consideration of issues related to the conduct of audits, assessment of internal controls and procedures for financial reporting.

Compensation of Executive Officers

Our executive officers do not receive compensation directly from us for services rendered to us. Our executive officers are officers and/or employees of, or hold an indirect ownership interest in, our advisor or sub-advisor, and/or their affiliates, and our executive officers are compensated by these entities, in part, for their services to us. See “– Report of the Conflicts Committee – Certain Transactions with Related Persons” for a discussion of the fees paid to our advisor and its affiliates.

Compensation of Directors

If a director is also one of our executive officers, we do not pay any compensation to that person for services rendered as a director. The amount and form of compensation payable to our independent directors for their service to us is determined by the conflicts committee, based upon recommendations from our advisor. Two of our executive officers, Messrs. Bren and McMillan, participate in the management and control of our advisor, and through our advisor, they are involved in recommending and setting the compensation to be paid to our independent directors.

We have provided below certain information regarding compensation earned by or paid to our directors during fiscal year 2014.

Name	Fees Earned or Paid in Cash in 2014(1)	All Other Compensation	Total
Gary T. Kachadurian	$93,333	$—	$93,333
Michael L. Meyer	100,833	—	100,833
Ronald E. Zuzack	103,833	—	103,833
Peter M. Bren(2)	—	—	—
C. Preston Butcher(2)	—	—	—

(1)

Fees Earned or Paid in Cash in 2014 include meeting fees earned in: (i) 2013 but paid or reimbursed in the first quarter of 2014 as follows: Mr. Kachadurian $7,333, Mr. Meyer $9,333, and Mr. Zuzack $9,333; and (ii) 2014 and paid or to be paid in 2015 as follows: Mr. Kachadurian $7,333, Mr. Meyer $7,333, and Mr. Zuzack $8,333.

(2)	Directors who are also our executive officers do not receive compensation for services rendered as a director.

Cash Compensation

We compensate each of our independent directors with an annual retainer of $40,000. In addition, we pay our independent directors for attending board and audit or conflicts committee meetings as follows:

•	$2,500 for each board meeting attended;
•	$2,500 for each audit or conflicts committee meeting attended (except that the committee chairman is paid $3,000 for each audit or conflicts committee meeting attended);
•	$2,000 for each teleconference board meeting attended; and
•	$2,000 for each teleconference audit or conflicts committee meeting attended (except that the committee chairman is paid $3,000 for each teleconference audit or conflicts committee meeting attended).

All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at meetings of the board of directors.

STOCK OWNERSHIP

The following table shows, as of April 8, 2015, the amount of our common stock beneficially owned (unless otherwise indicated) by (1) any person who is known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock, (2) our directors, (3) our executive officers, and (4) all of our directors and executive officers as a group.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(2)	Percent of All Shares
C. Preston Butcher, Chairman of the Board and Director(1)	20,000(3)	*
Peter M. Bren, President and Director(1)	20,000(3)	*
W. Dean Henry, Chief Executive Officer(1)	20,000(3)	*
Guy K. Hays, Executive Vice President(1)	20,000(3)	*
Peter McMillan III, Executive Vice President(1)	20,000(3)	*
David E. Snyder, Chief Financial Officer, Treasurer and Secretary	—	—
Stacie K. Yamane, Chief Accounting Officer	—	—
Gary T. Kachadurian, Independent Director	—	—
Michael L. Meyer, Independent Director	—	—
Ronald E. Zuzack, Independent Director	—	—
All directors and executive officers as a group	20,000(3)	*
Trinity Christian Center	1,045,017(4)	5.19

*	Less than 1% of the outstanding common stock
(1)	The address of this beneficial owner is 800 Newport Center Drive, Suite 700, Newport Beach, California 92660.
(2)	None of the shares is pledged as security.
(3)

Includes 20,000 shares owned by KBS-Legacy Apartment Community REIT Venture, LLC, which is indirectly owned and controlled by C. Preston Butcher, W. Dean Henry, Guy K. Hays, Peter M. Bren, Keith D. Hall, Peter McMillan III and Charles J. Schreiber, Jr.

(4)	The address of this beneficial owner is 2442 Michelle Drive, Tustin, California 92780.

Section 16(a) Beneficial Ownership Reporting Compliance

Under U.S. securities laws, directors, executive officers, and any persons beneficially owning more than 10% of our common stock are required to report their initial ownership of the common stock and most changes in that ownership to the SEC. The SEC has designated specific due dates for these reports, and we are required to identify in this proxy statement those persons who did not file these reports when due. Based solely on our review of copies of the reports filed with the SEC and written representations of our directors and executive officers, we believe all persons subject to the Section 16 reporting requirements filed the reports on a timely basis in 2014.

PROPOSAL 1. ELECTION OF DIRECTORS

At the annual meeting, you and the other stockholders will vote on the election of all five members of the board of directors. Those persons elected will serve as directors until the 2016 annual meeting and until their successors are duly elected and qualified. The board of directors has nominated the following people for re-election as directors:

• C. Preston Butcher	• Peter M. Bren
• Gary T. Kachadurian	• Michael L. Meyer
• Ronald E. Zuzack

Each of the nominees for director is a current director. Detailed information on each nominee is provided on pages 17 through 24.

Vote Required

Under our charter, a majority of the shares of common stock present in person or by proxy at an annual meeting at which a quorum is present is required for the election of the directors. This means that, of the shares of common stock present in person or by proxy at an annual meeting, a director nominee needs to receive affirmative votes from a majority of such shares in order to be elected to the board. Because of this majority vote requirement, “withhold” votes and broker non-votes will have the effect of a vote against each nominee for director. If an incumbent director nominee fails to receive the required number of votes for re-election, then under Maryland law, he or she will continue to serve as a “holdover” director until his or her successor is duly elected and qualified.

The appointed proxies will vote your shares of common stock as you instruct. If you submit a proxy card with no further instructions, the appointed proxies will vote your shares FOR all of the director nominees listed above. If any nominee becomes unable or unwilling to stand for re-election, the board may reduce its size or designate a substitute. If a substitute is designated, proxies voting on the original nominee will be cast for the substituted nominee.

Whether you plan to attend the annual meeting and vote in person or not, we urge you to have your vote recorded. Stockholders have the following three options for submitting their votes by proxy: (1) via the Internet, (2) by telephone or (3) by mail, using the enclosed proxy card. YOUR VOTE IS VERY IMPORTANT! Your immediate response will help avoid potential delays and may save us significant additional expenses associated with soliciting stockholder votes.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” ALL

NOMINEES LISTED FOR RE-ELECTION AS DIRECTORS.

PROPOSAL 2. RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

At the annual meeting, you and the other stockholders will vote on the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2015.

The audit committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2015.

The audit committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm. In making its determination regarding whether to appoint or retain a particular independent registered public accounting firm, the audit committee takes into account the opinions of management and our internal auditors in assessing the independent registered public accounting firm’s qualifications, performance and independence. Notwithstanding its appointment of Ernst & Young LLP, the audit committee may, however, select new auditors at any time in the future in its discretion if it deems such decision to be in our best interests. If the appointment of Ernst & Young LLP is not ratified by our stockholders, the audit committee may consider whether it should appoint another independent registered public accounting firm.

During the year ended December 31, 2014, Ernst & Young LLP served as our independent registered public accounting firm and provided certain tax and other services. Ernst & Young LLP has served as our independent registered public accounting firm since our formation. We expect that Ernst & Young LLP representatives will be present at the annual meeting and they will have the opportunity to make a statement if they desire to do so. In addition, we expect that the Ernst & Young LLP representatives will be available to respond to appropriate questions posed by stockholders.

Vote Required

Under our bylaws, a majority of the votes cast at an annual meeting at which a quorum is present is required for the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2015. Abstentions will not count as votes actually cast with respect to determining if a majority vote is obtained under our bylaws and will have no effect on the determination of this proposal.

The appointed proxies will vote your shares of common stock as you instruct. If you submit a proxy card with no further instructions, the appointed proxies will vote your shares FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2015.

Whether you plan to attend the annual meeting and vote in person or not, we urge you to have your vote recorded. Stockholders have the following three options for submitting their votes by proxy: (1) via the Internet, (2) by telephone or (3) by mail, using the enclosed proxy card. YOUR VOTE IS VERY IMPORTANT! Your immediate response will help avoid potential delays and may save us significant additional expenses associated with soliciting stockholder votes.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE

“FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP

AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING

DECEMBER 31, 2015.

STOCKHOLDER PROPOSALS

Any proposals by stockholders for inclusion in proxy solicitation material for the next annual meeting must be received by our secretary, David E. Snyder, at our executive offices no later than December 25, 2015. However, if we hold the annual meeting before June 6, 2016 or after August 5, 2016, stockholders must submit proposals for inclusion in our 2016 proxy statement within a reasonable time before we begin to print our proxy materials. The mailing address of our executive offices is 800 Newport Center Drive, Suite 700, Newport Beach, California 92660. If a stockholder wishes to present a proposal at the 2016 annual meeting, whether or not the proposal is intended to be included in the 2016 proxy materials, our bylaws require that the stockholder give advance written notice to our secretary by January 24, 2016.

OTHER MATTERS

As of the date of this proxy statement, we know of no business that will be presented for consideration at the annual meeting other than the items referred to above. If any other matter is properly brought before the annual meeting for action by stockholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in accordance with the discretion of the proxy holder.

C/O DST SYSTEMS, INC. P.O. BOX 219015 KANSAS CITY, MO 64121

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. If you vote by Internet you do not have to return your proxy card.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. If you vote by phone you do not have to return your proxy card.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M87654-P64927	KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

KBS LEGACY PARTNERS APARTMENT REIT, INC.	For All	Withhold All	For All Except	*To Withhold authority to vote for any individual nominee(s), mark the “For All Except” box and write the number of the nominee(s) on the line below.
The Board of Directors recommends a vote FOR all nominees listed in Proposal 1.	☐	☐	☐
1.	Election of Directors
01) Butcher
02) Bren
03) Kachadurian
04) Meyer
05) Zuzack
The Board of Directors recommends a vote FOR Proposal 2 as described in the proxy statement.
				For	Against	Abstain
2.	The ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for the year ending December 31, 2015.			☐	☐	☐

Please sign exactly as your name appears on this proxy card. When shares of common stock are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by general partner or other authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

KBS LEGACY PARTNERS APARTMENT REIT, INC.

Monday, July 6, 2015

11:00 a.m. (PDT)

At

Offices of KBS

800 Newport Center Drive, Seventh Floor

Newport Beach, California 92660

Your Vote is Important!

FOLD HERE BEFORE INSERTING INTO RETURN ENVELOPE

— — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — —

M87655-P64927

KBS Legacy Partners Apartment REIT, Inc.

800 NEWPORT CENTER DRIVE • SUITE 700 • NEWPORT BEACH • CALIFORNIA 92660

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder hereby appoints C. Preston Butcher, Guy K. Hays, David E. Snyder and Stacie K. Yamane, and each of them, as proxy and attorney-in-fact, each with the power to appoint his or her substitute, on behalf and in the name of the undersigned, to represent the undersigned at the annual meeting of stockholders of KBS LEGACY PARTNERS APARTMENT REIT, INC. to be held on July 6, 2015, and at any adjournments thereof, and to vote all shares of common stock that the undersigned would be entitled to vote if personally present, as indicated on the reverse side of this card. The undersigned acknowledges receipt of the notice of annual meeting of stockholders, the proxy statement and the annual report.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted “FOR” all nominees listed in Proposal 1 and “FOR” Proposal 2. The proxies are authorized to vote upon such other matters as may properly come before the annual meeting or any adjournments thereof in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in their discretion, including, but not limited to, the power and authority to adjourn the annual meeting to a date not more than 120 days after the record date in the event that a quorum is not obtained by the July 6, 2015 meeting date.

Your vote is not cast automatically for you. We encourage you to cast your vote promptly, which will help minimize any additional cost associated with soliciting votes.

Read Enclosed Materials
Enclosed is the following information for the 2015 Annual Meeting of Stockholders:
• 2014 Annual Report
• Proxy Statement that describes the proposals to be voted upon
• Proxy card for each registration*

* You may have more than one proxy card included in your packet because you have multiple registrations. Please be sure to vote all proxies in your packet.

Complete the Proxy Card and Return by Mail
On the proxy card, cast your vote on the proposals and sign and return it in the postage-paid envelope provided. Please note, all parties must sign.

or Vote by Telephone*
Call (800) 690-6903 using a touch-tone telephone and follow the simple, recorded instructions. Your control number is located on the proxy card.

or Vote by Internet*

Visit www.proxyvote.com and follow the online instructions to cast your vote. Your control number is located on the proxy card.

* If you voted by telephone or the Internet, you do not need to mail back the proxy card.

For Assistance
If you have any questions or need assistance with completing your proxy card, please call our proxy solicitor, Broadridge Financial Solutions, Inc., at (855) 723-7816. Representatives are available Monday through Friday 9:00 a.m. to 10:00 p.m. (EDT).

Thank you!

We appreciate your participation and support. Again, please be sure to vote!